EXHIBIT 10.1
iParty Corp.

COMPENSATION ARRANGEMENTS WITH INDEPENDENT DIRECTORS FOR SERVICE
COMMENCING AFTER ELECTION AT THE ANNUAL MEETING OF STOCKHOLDERS

June 6, 2012

Equity Compensation

     Each independent director (i.e., each of Daniel DeWolf, Frank Haydu, and Joseph Vassalluzzo) shall be granted an option as of June 6, 2012 exercisable for the purchase of 40,000 shares of iParty's common stock in respect of his service as a director. Each such option shall have an exercise price equal to $0.20 per share, the market price of iParty's common stock at the close of business on the grant date (i.e., June 6, 2012) and shall vest quarterly in equal parts over one year, vesting in full on June 6, 2013.

     Each of these stock option grants shall be made pursuant to iParty's 2009 Stock Incentive Plan.

Cash Compensation

     Each independent director shall be paid $35,000 in cash, payable in equal quarterly installments, for his service as a director for the year beginning on the date of his election at the stockholders meeting on June 6, 2012.

     Each independent director shall be paid an annual fee of the following amount in cash, payable in equal quarterly installments, for service on the various committees of the Board of Directors:

Joseph Vassalluzzo	$25,750
Daniel DeWolf	$10,300
Frank Haydu	$20,600